Exhibit 99.1.

       United States Steel Extends and Decreases Minimum Condition to Exchange
                                     Offers

     PITTSBURGH - December 10, 2001. USX Corporation announced today that its wholly-owned subsidiary, United States Steel LLC, has decreased the minimum condition to its exchange offers for certain outstanding equity securities of USX Corporation and its wholly-owned subsidiaries. The new minimum condition requires that at least $25 million aggregate principal amount of United States Steel LLC's 10% Senior Quarterly Income Debt Securities due 2031 (SQUIDSSM) are issued in the exchange offers. In the original minimum condition, the dollar amount was $150 million.

     Additionally, United States Steel LLC has extended, to 5:00 p.m., New York City time, on December 14, 2001, the expiration of the exchange offers. The exchange offers were originally scheduled to expire at 5:00 p.m., New York City time, on December 7, 2001.

     In the exchange offers, United States Steel is offering to exchange up to $365 million aggregate principal amount of SQUIDS for an equal aggregate face amount of the 6.50% Cumulative Convertible Preferred Stock of USX Corporation (Preferred Stock), the 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I (QUIPSSM), and the 8.75% Cumulative Monthly Income Series A Preferred Shares of USX Capital LLC (MIPSr).

     United States Steel LLC has been advised by The Bank of New York, the exchange agent for the exchange offers, that based on a preliminary count on December 7th, holders have tendered, including through notices of guaranteed delivery, $10 million face amount of Preferred Stock, $12 million face amount of QUIPS, and $26 million face amount of MIPS, representing an aggregate principal amount of $48 million of SQUIDS issuable pursuant to the exchange offers.

     The exchange offers are being made only through a prospectus dated November 5, 2001, and are being made upon the terms and are subject to the conditions described in that prospectus. Beneficial owners of Preferred Stock, QUIPS, or MIPS who wish to tender in the exchange offers should contact Goldman, Sachs & Co., the Dealer Manager for the exchange offers, or their own broker, dealer, trust company, or other financial advisor.

     On December 31, 2001, the then outstanding MIPS will be redeemed, each for a cash payment of $25 plus accrued but unpaid dividends. If the separation of USX Corporation, as described in the prospectus, occurs, the then outstanding Preferred Stock will be converted, each into the right to receive, in cash, $50 plus accrued but unpaid dividends, and the then outstanding QUIPS will be redeemed, each for a cash payment of $50 plus accrued but unpaid distributions.


                                      -o0o-

     This press release is not intended to be an offer to sell or a solicitation of an offer to exchange any security. The exchange offers are made only through the November 5, 2001 prospectus of United States Steel LLC relating to the SQUIDS and included in the registration statement filed with the Securities and Exchange Commission on November 5, 2001. This press release is not intended to be an offer to sell or the solicitation of an offer to exchange, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

     Holders of any of the securities that are the subject of the exchange offers are advised to read the registration and tender offer statements because they contain important information. Such holders may obtain, at the Securities and Exchange Commission's website at http://www.sec.gov/, a free copy of the registration and tender offer statements, prospectus and other documents filed by USX Corporation and United States Steel LLC with the Securities and Exchange Commission. Such holders may also obtain a free copy of the prospectus contained in the registration and tender offer statements from USX Corporation, Shareholder Services, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776. Phone (412) 433-4801, (866) 433-4801 (toll free), (412) 433-4818 (fax).

     SQUIDSSM and QUIPSSM are service marks and MIPSr is a registered trademark of Goldman, Sachs & Co.